Exhibit 99.1

FOR IMMEDIATE RELEASE

Pamela M. Murphy

Vice President, Investor Relations/Corporate Communications

302/498-6944

Incyte Reports Third Quarter 2010 Financial Results and Provides Update on Drug Discovery and Development Programs

•                  Phase I/II Data for INCB18424 in Myelofibrosis Published in the New England Journal of Medicine

•                  SPA Secured, Phase III Trial Initiated for INCB18424 in Polycythemia Vera and $50 Million in Milestones Achieved from Novartis

•                  Co-Development Rights Exercised for INCB28050 in Rheumatoid Arthritis with Eli Lilly; $19 Million Milestone Achieved for Phase IIb Initiation

•                  Patient Enrollment Begun for INCB24360, New IDO Inhibitor

Conference Call Scheduled Today at 8:30 a.m. ET

WILMINGTON, DE, November 9, 2010 —Incyte Corporation (Nasdaq: INCY) today reported third quarter 2010 financial results and highlighted key accomplishments.

“This quarter we made solid progress in, and continued to validate, our lead clinical programs,” stated Paul A. Friedman, M.D., Incyte’s President and Chief Executive Officer.  “We remain on track to provide top-line results from the Phase III trial for INCB18424 for myelofibrosis in December and intend to submit the NDA in the first half of 2011.  We reached agreement with the FDA regarding an SPA for the design of a pivotal Phase III trial for INCB18424 in polycythemia vera and recently initiated the joint global Phase III trial with Novartis.  For INCB28050, our second JAK1 and JAK2 inhibitor that is partnered with Lilly, we are looking forward to the presentation of the full 24-week Phase IIa results in rheumatoid arthritis at the American College of Rheumatology Scientific Meeting tomorrow.”

Clinical Program Highlights:

JAK1 and JAK2 Inhibitor Programs

INCB18424 for Oncology:

•                  The controlled portion of the U.S. Phase III trial, COMFORT-I, in myelofibrosis (MF) has completed and top-line results are expected in the second half of December allowing for the New Drug Application submission in the first half of 2011.  The European registration trial, COMFORT-II, being conducted by Novartis, is also expected to be completed this year with the Marketing Authorization Application submission also planned for the first half of 2011.  Full results from both studies are expected to be submitted for presentation at the American Society of Clinical Oncology Annual Meeting in June of next year.

•                  Results from the Phase I/II trial of INCB18424 in myelofibrosis were published in The New England Journal of Medicine (N Engl J Med 2010;363:1117-27).

•                  We reached agreement with the FDA regarding a Special Protocol Assessment (SPA) for the design of a Phase III trial in patients with polycythemia vera (PV) as part of our objective to expand the use of INCB18424 into a second indication in myeloproliferative neoplasms.  In October we initiated the joint global Phase III trial (RESPONSE) in the U.S. as part of the Incyte-Novartis collaboration.  Novartis expects to initiate RESPONSE outside of the U.S. in early 2011.

•                  In November, we announced the achievement of $50 million in milestones for the initiation of RESPONSE in the U.S.

INCB28050 for Rheumatoid Arthritis:

•                  We elected to exercise our co-development rights in rheumatoid arthritis (RA) for INCB28050 (now known as LY3009104) with Eli Lilly and Company.  As a result of this decision, we will now be responsible for funding thirty percent of the associated global development costs through regulatory approval in RA. In exchange for co-funding the development costs, our royalty rate will increase across all tiers, resulting in effective royalty rates ranging up to the high twenties on potential future global sales of LY3009104 in RA.

•                  In October, Lilly initiated a dose-ranging Phase IIb trial for which we earned a $19 million milestone.  This Phase IIb trial and future clinical development will be conducted by Lilly.

Sheddase Inhibitor: INCB7839 for Breast Cancer

•                  Results from the ongoing Phase II trial continue to demonstrate that the combination of INCB7839 with trastuzumab-based regimens may be of value in p95HER2-postive breast cancer patients.  Additional efforts are currently underway to better define the expected rate of progression in this subset of breast cancer patients and assist us in the design of a Phase III trial.

cMET Inhibitor: INCB28060 for Solid Tumors

•                  A dose-ranging Phase I/II trial of INCB28060 (Novartis INC280) in patients with solid tumors is ongoing and expected to transition to Novartis in 2011.

IDO Inhibitor:  INCB24360 for Solid Tumors

•                  The Phase I/II dose escalation trial of INCB24360 continues to enroll patients with solid tumors.  INCB24360 is a selective, orally available inhibitor of indoleamine 2, 3-dioxygenase (IDO), an immune regulatory enzyme.

Third Quarter 2010 Financial Results

Cash Position

As of September 30, 2010, cash, cash equivalents and short-term and long-term marketable securities totaled $395.6 million, excluding $47.4 million in an escrow account reserved for interest payments through October 2012 on the 4.75% Convertible Senior Notes due 2015, compared to $473.9 million as of December 31, 2009. The Company used $111.1 million in cash during the first nine months of 2010. Excluded from this amount are $158.6 million used for the redemption of the remaining 3 1/2% Convertible Senior and Subordinated Notes, $8.4 million of proceeds from stock option exercises, and $183 million in upfront and milestone payments received, including:

•                  a $60 million milestone payment related to the collaborative agreement with Novartis for the initiation of the COMFORT II clinical trial;

•                  a $90 million upfront payment and a $30 million milestone payment related to the collaborative agreement with Lilly; and

•                  a $3 million milestone payment related to the collaborative agreement with Pfizer.

Net Loss

Net loss for the quarter ended September 30, 2010 was $31.7 million, or $0.26 per share as compared to a net loss of $43.4 million, or $0.44 per share for the same period in 2009. The net loss for the nine months ended September 30, 2010 was $64.4 million, or $0.53 per share, as compared to $123.4 million, or $1.26 per share, for the same period in 2009. Included in the net loss for the nine months ended September 30, 2010 was a non-cash charge of $4.0 million, or $0.03 per share, related to the redemption of the 3 1/2% Convertible Senior and Subordinated Notes.

Also included in net loss for the quarter and the nine months ended September 30, 2010 were $4.1 million and $10.7 million, respectively, of non-cash expense related to the impact of expensing employee stock options, as compared to $2.2 million and $8.1 million, respectively, for the same periods in 2009.

Revenues

Total revenues for the quarter ended September 30, 2010 were $16.9 million as compared to $0.9 million for the same period in 2009.  The increase was primarily the result of $16.7 million of revenues recognized under the Novartis and Lilly collaborative agreements.  Total revenues for the nine months ended September 30, 2010 were $84.0 million as compared to $2.4 million for the same period in 2009. The increase was primarily the result of the receipt of $30 million from Lilly in connection with a milestone for the JAK1/JAK2 inhibitor, LY3009104, a $3 million milestone from Pfizer for the CCR2 antagonist program and $50.2 million of revenues recognized under the Novartis and Lilly collaborative agreements.

Operating Expenses

Research and development expenses for the quarter ended September 30, 2010 were $30.6 million as compared to $26.5 million for the same period last year. Research and development expenses for the nine months ended September 30, 2010 were $91.1 million as compared to $85.2 million for the same period last year.

Included in research and development expenses for the quarter and the nine months ended September 30, 2010 were $2.6 million and $7.3 million, respectively, of non-cash expense related to the impact of expensing employee stock options, as compared to $1.5 million and $5.8 million, respectively, for the same periods in 2009.

Selling, general and administrative expenses for the quarter and nine months ended September 30, 2010 were $8.5 million and $21.6 million, respectively, as compared to $4.8 million and $13.7 million, respectively, for the same periods last year. Increased selling, general and administrative expenses for the quarter and nine months ended September 30, 2010 reflected the Company’s preparations for the potential commercialization of INCB18424 for myelofibrosis. Also included in selling, general and administrative expenses for the quarter and nine months ended September 30, 2010 were $1.5 million and $3.4 million, respectively, of non-cash expense related to the impact of expensing employee stock options, as compared to $0.7 million and $2.3 million, respectively, for the same periods in 2009.

Interest Expense

Interest expense for the quarter and nine months ended September 30, 2010 was $10.5 million and $32.7 million, respectively, as compared to $6.5 million and $19.3 million, respectively, for the comparable periods last year. Included in interest expense for the quarter and nine months ended September 30, 2010 was $5.0 million and $15.2 million, respectively, of non-cash charges to amortize the discount on the Company’s convertible senior notes. Included in interest expense for the quarter and nine months ended September 30, 2009, was $2.4 million and $7.1 million, respectively, of non-cash charges to amortize the discount on the Company’s convertible senior notes.

2010 Financial Guidance Update

The Company is making the following changes to its 2010 financial guidance:

•                  gross cash use guidance is being reduced from the previous range of $160 to $165 million to a range of $150 to $155 million. This cash use guidance does not include actual or potential milestones from collaborative partners or proceeds from stock option exercises.

•                  revenue guidance is being increased from the previous range of $99 to $101 million to $168 to $170 million as a result of the milestones earned for the initiation of clinical trials.  In October, we earned a $19 million milestone from Lilly for the initiation of the Phase IIb study in RA and we earned $50 million in milestones from Novartis for the initiation of RESPONSE in the U.S.

•                  research and development expense guidance is being reduced from the previous range of $135 to $142 million to a range of $128 to $135 million.

•                  selling, general and administrative expense is being reduced from the previous range of $35 to $40 million to a range of $30 to $35 million.

Conference Call Information

Incyte will hold its third quarter 2010 financial results conference call this morning at 8:30 a.m. ET.  To access the conference call, please dial 877-407-8037 for domestic callers or 201-689-8037 for international callers. When prompted, provide the passcode, which is 359419.

If you are unable to participate, a replay of the conference call will be available for thirty days.  The replay dial-in number for the U.S. is 877-660-6853 and dial-in number for international callers is 201-612-7415. To access the replay you will need the conference account number 278 and the ID number 359419.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements with respect to remaining on track to provide top-line results from the Phase III COMFORT-I trial for INCB18424 for myelofibrosis in December, the intention to submit an NDA for INCB18424 in myelofibrosis in the first half of 2011, the expectation that COMFORT-II will complete this year with the Marketing Authorization Application also planned for the first half of 2011, the expectation of submitting full results from both studies COMFORT-I and COMFORT-II for presentation at the American Society of Clinical Oncology Annual Meeting in 2011, the expectation that Novartis will initiate the Phase III RESPONSE trial in PV outside of the U.S. in early 2011, the view that exercising the option to co-develop LY3009104 with Lilly will increase the royalty rate across all tiers, resulting in effective royalty rates ranging up to the high twenties on potential future global sales of LY3009104 in RA, the expectation that future clinical development of LY3009104 will be conducted by Lilly, our view that additional efforts are currently underway to better define the expected rate of progression in a subset of breast cancer patients to assist in the design of a Phase III trial for the sheddase inhibitor INCB7839, and the expectation that INCB28060 will transition to Novartis in 2011, and financial guidance about expected cash use, revenue, research and development expense and selling, general and administrative expense, are all forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the high degree of risk and uncertainty associated with drug development and clinical trials, the uncertainty associated with the regulatory approval processes, risks related to the timing of and patient enrollment in clinical trials, unanticipated developments in and risks related to the efficacy or safety of Incyte’s compounds in clinical trials, the results of further research and development, risks associated with Incyte’s dependence on its relationships with its collaboration partners, risks and uncertainties that may cause the parties not to achieve some or all of the commercial and developmental milestones set forth in the collaborative agreements, the risks related to market competition, changes in the timing of expenditures related to clinical development and sales and marketing activities, and other risks detailed from time to time in Incyte’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2010. Incyte disclaims any intent or obligation to update these forward-looking statements.

INCYTE CORPORATION

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues:
Contract revenues	$16,737	$—	$83,212	$—
License and royalty revenues	135	939	796	2,399

Total revenues	16,872	939	84,008	2,399

Costs and expenses:
Research and development	30,609	26,535	91,106	85,159
Selling, general and administrative	8,458	4,841	21,563	13,747
Other expenses	(139)	1,126	(399)	2,040

Total costs and expenses	38,928	32,502	112,270	100,946

Loss from operations	(22,056)	(31,563)	(28,262)	(98,547)
Interest and other income (expense), net	212	105	549	(263)
Interest expense	(10,515)	(6,531)	(32,686)	(19,250)
Loss on debt redemption	—	(5,368)	(3,988)	(5,368)

Loss before income taxes	(32,359)	(43,357)	(64,387)	(123,428)

Provision (benefit) for income taxes	(658)	—	—	—

Net loss	$(31,701)	$(43,357)	$(64,387)	$(123,428)

Basic and diluted loss per share	$(0.26)	$(0.44)	$(0.53)	$(1.26)

Shares used in computing basic and diluted net loss per share	122,189	98,030	121,182	97,671

INCYTE CORPORATION

Condensed Consolidated Balance Sheet Data

(in thousands)

	September 30, 2010	December 31, 2009

Cash, cash equivalents, and short-term and long-term marketable securities	$395,585	$473,931
Total assets	464,640	712,390
Convertible senior notes	271,315	308,059
Convertible subordinated notes	16,753	135,079
Total stockholders’ deficit	(128,908)	(102,384)